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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
MICREL, INCORPORATED
(Name of Registrant as Specified In Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

OBREM CAPITAL SENDS LETTER TO MICREL STOCKHOLDERS

—Urges Support of Obrem's Director Nominees to Enhance Stockholder Value—

New York, April 28, 2008—Obrem Capital Management, LLC is today sending a letter to the stockholders of Micrel, Incorporated (NASDAQ:MCRL) urging them to hold Micrel's Board of Directors accountable for the Company's decade-long underperformance by electing Obrem's director nominees to Micrel's Board at a special meeting of stockholders to be held on May 20, 2008.

In its letter, Obrem Capital chronicles Micrel's many missteps that have resulted in a long-term erosion of stockholder value.

The full text of the letter follows:

Obrem Capital Management, LLC
733 3rd Avenue
New York, NY 10017

April 28, 2008

To Our Fellow Micrel Stockholders:

        At a special meeting of stockholders to be held on May 20, 2008, Obrem Capital Management, LLC and its affiliates ("Obrem") seek to replace the current Board of Directors of Micrel, Incorporated ("Micrel") with a group of highly qualified individuals, independent from Micrel, who Obrem believes possess the correct mix of skills and experience to maximize value for all Micrel stockholders. We believe this change is essential to preserve and enhance the value of the stockholders' investment in Micrel. OBREM'S INTEREST IN PRESERVING AND ENHANCING STOCKHOLDER VALUE IS FULLY ALIGNED WITH FELLOW STOCKHOLDERS, as it is the company's largest independent stockholder. We recognize that ALL stockholders have suffered from the poor long-term performance of the company under the watch of the current "dedicated" Board. Obrem believes stockholders will continue to suffer if this Board is allowed to remain in place, and that the Board continues to try to deflect attention from its own poor track record by using Obrem's tenure as a stockholder as an irrelevant distraction.

SEND A CLEAR MESSAGE TO THE CURRENT ENTRENCHED BOARD:
STOCKHOLDERS OWN THIS COMPANY;
VALUE MAXIMIZATION SHOULD BE ONE OF THE BOARD'S TOP PRIORITIES...AND THE BOARD HAS FAILED SPECTACULARLY IN THAT RESPECT;
OBREM'S INDEPENDENT BOARD NOMINEES WILL BE ACCOUNTABLE TO YOU, THE STOCKHOLDERS.

DO NOT BE SWAYED BY MORE EMPTY PROMISES

We believe that the facts are clear:

UNDER THE CURRENT ENTRENCHED BOARD AND MANAGEMENT, MICREL HAS UNDERPERFORMED THE SEMICONDUCTOR INDUSTRY AND SUFFERED SIGNIFICANT EROSION IN STOCKHOLDER VALUE

FACT: Under CEO Ray Zinn and this Board, well over $1 billion of stockholder value has dissipated since January 2001.

FACT: One dollar invested in Micrel ten years ago has yielded an 11% total return—including dividends. Conversely, an investment in a 10-year Treasury Bond over that same period would have yielded a 75% return.

Accordingly, management's claims that it will "continue" to outperform are disingenuous and illogical. And the team responsible for such underperformance should inspire no confidence when it says that things are finally starting to "click," as Micrel said on its April 24, 2008 earnings call. Empty promises for stockholders from Micrel management that—NOW—it will soon get it right are stale and lack any credibility.

MICREL'S GROWTH RATE HAS LAGGED THE INDUSTRY DESPITE
CONSIDERABLE SPENDING

        Over the past ten years, Micrel has been an industry laggard. It appears to Obrem that Micrel's Board has consistently demonstrated a lack of understanding of the company's competitive position. While the Board continues to apply data selectively to portray the company's performance in a better light, the lackluster performance of the company's share price speaks volumes.

        In each of the last three years, management indicated it expected Micrel to grow above analog industry growth rates. In each of the last three years it failed to meet its goal. In 6 of the last 7 years the company has grown below the industry average.

        It appears to Obrem that Micrel's Board and management do not understand how to reverse these disappointing results:

        FACT: On a GAAP basis from 2004 to 2007, research and development expenses grew 28% from $42.5 million to $54.5 million, but revenue increased only $0.4 million from $257.6 million to $258.0 million.

WE'VE SEEN THE SPENDING FOR THREE YEARS, BUT NOT THE BENEFITS.
WHAT'S MORE, MICREL'S CURRENT MANAGEMENT APPEARS TO HAVE MISUNDERSTOOD ITS GROWTH TRENDS

        In October 2005 Micrel CFO Richard Crowley forecast that handsets would be the company's biggest opportunity over the next several years. Instead, handsets have been Micrel's biggest laggard, with sales declining from 26% to 17% of revenues from 2005 to 2007, as the company lost market share to competitors. More disappointing, the company has had numerous earnings misses under the current leadership.

THE CURRENT BOARD AND MANAGEMENT HAVE BEEN UNRESPONSIVE REGARDING OUR IDEAS FOR VALUE CREATION

        Since Obrem sent Micrel's Board a letter on March 12, 2008 requesting the opportunity to present our ideas to the company, we have never been contacted by Ray Zinn or any member of Micrel's Board. We are uncertain as to why speaking with their largest stockholder has not been a priority for the Board. We are particularly surprised given that the Board includes David Conrath, a retired teacher, Neil Miotto, a retired accountant, and Michael Callahan, a retired memory chip executive. We would expect that they would have adequate time and availability to contact us.

        Apparently Obrem is not the only one to whom Micrel has turned a blind eye. Since Obrem announced its intention to nominate directors for the May 20 special meeting, we have spoken with senior management at several leading semiconductor companies who have communicated serious interest in acquiring Micrel. They concur with our analysis regarding potential synergy opportunities. We believe their interest is genuine and that Micrel must explore these opportunities.

        More disconcerting are reports in the media that, in recent years, bona fide approaches from potential acquirers have been rebuffed out of hand without due consideration by Micrel's Board, and without regard to maximizing stockholder value. It seems clear to Obrem that the Board consistently does not appear to be interested in entertaining any proposal for a sale of Micrel—regardless of where the industry may or may not be in the cycle. The Board's claims to the contrary are disingenuous.

        The Company's apparent unwillingness to consider the formation of a special committee, as per Obrem's request in its March 12 Letter, suggests the Board is unwilling to act in the best interests of all stockholders.

MICREL'S BOARD WILL EXCESSIVELY SPEND STOCKHOLDERS' MONEY TO
KEEP ITSELF IN PLACE

        Obrem was shocked to learn that Micrel expects to spend $2 to $3 million in the 2nd quarter of 2008 on this proxy contest, in addition to the $350,000 it has already spent. Obrem knows from its own experience that this amount is wastefully high, as Obrem expects to spend under $1 million. Given the claims of the Board regarding Micrel's track record, we fail to understand why the Board needs to spend stockholders' money on expensive advisors, including Goldman Sachs, to enhance their likelihood of success. We believe Micrel's Board will spend whatever it takes in an attempt to cast a dismal track record in the best possible light to keep themselves in control of the company.

OBREM BRINGS NEW IDEAS, EXPERTISE AND OBJECTIVITY TO MICREL AND WILL MAKE MANAGEMENT ACCOUNTABLE

        Obrem has nominated a slate of Directors with exceptional financial, managerial, operational and semiconductor industry experience. Two of our Nominees possess in aggregate over 60 years of semiconductor experience at semiconductor companies far larger and more successful than Micrel, including Cypress, Fairchild, Freescale, National Semiconductor, ON Semiconductor, and Texas Instruments. Our Nominees believe the optimal solution for creating value for all stockholders is a sale of Micrel which we believe would provide stockholders a premium and eliminate the challenges that Micrel faces as a subscale player in the analog market.

        Notwithstanding our view that a sale will likely prove the optimal outcome, our Nominees recognize that it would be their obligation to sell Micrel only for a full and fair price. Our Nominees have a vision and concrete ideas for a better Micrel—in stark contrast to Micrel's current Board, who apparently won't even consider forming a special committee to evaluate their strategic priorities. Certainly a fresh perspective would benefit a company that has, in our view, become stagnant and failed to adapt to a changing competitive reality. Below are some of the issues our Nominees would immediately address with Micrel as an independent company.

Current Problem	Enhancing Stockholder Value
Undeveloped Outsourcing Strategy	Develop Strategic Outsourcing
Poor Manufacturing Cost Structure/Underutilization	Create Partnerships to Fill the Fab
Excessive Operating Expenses	Right-size OpEx to Fit the Top Line
Poor Forecasting	Set the "Bar" Realistically
Lack of Strategic Product Development	Focus on the Right Markets with the Right Products
Ineffective Channel Strategy	Establish the Right Partners and Channels
Limited Tax Planning	Develop a Tax Strategy—Lower the Rate

        While the Nominees are confident there would be strong interest from a variety of well-funded competitors to purchase Micrel, the Nominees are prepared to work with Micrel management to drive momentum and create lasting value for stockholders if Micrel remains a standalone company. In so doing, they will fulfill the traditional role of directors—acting both as counsel to, and overseer of, management, ensuring that management is held accountable for any underperformance. We do NOT believe that sound fundamental corporate governance is in place today, with Ray Zinn serving as both CEO and Chairman of the Board.

"MORE OF THE SAME" IS NOT THE ANSWER. OUR PLATFORM:

  •
  Micrel needs to be returned to its stockholders.

  •
  The Board should focus on creating lasting value for stockholders.

  •
  Management should be accountable to an independent Board.

VOTE THE GOLD CARD FOR STOCKHOLDER VALUE AT MICREL.

        Please do not sign any WHITE proxy cards from the company, and please DISCARD them. If you have already signed the company's card, you may revoke it by delivering a later-dated GOLD proxy card in the enclosed postage-paid envelope or voting by telephone or the Internet as described on the enclosed GOLD proxy card. Only your latest dated, executed vote counts.

        If you have any questions about voting, or for more information, please contact our proxy solicitors, Innisfree M&A Incorporated, toll free at 1.888.750.5834.

Sincerely yours,
Obrem Capital Management, LLC.
By: Andrew Rechtschaffen, as Managing Member of the General Partner

Contacts:

Media	Investors
Jeremy Fielding/Lin Wu	Arthur Crozier
Kekst and Company	Innisfree M&A Incorporated
(212) 521-4800	(212) 750-5833

QuickLinks

OBREM CAPITAL SENDS LETTER TO MICREL STOCKHOLDERS
—Urges Support of Obrem's Director Nominees to Enhance Stockholder Value—
Obrem Capital Management, LLC 733 3rd Avenue New York, NY 10017
DO NOT BE SWAYED BY MORE EMPTY PROMISES
UNDER THE CURRENT ENTRENCHED BOARD AND MANAGEMENT, MICREL HAS UNDERPERFORMED THE SEMICONDUCTOR INDUSTRY AND SUFFERED SIGNIFICANT EROSION IN STOCKHOLDER VALUE
MICREL 'S GROWTH RATE HAS LAGGED THE INDUSTRY DESPITE CONSIDERABLE SPENDING
WE'VE SEEN THE SPENDING FOR THREE YEARS, BUT NOT THE BENEFITS. WHAT'S MORE, MICREL'S CURRENT MANAGEMENT APPEARS TO HAVE MISUNDERSTOOD ITS GROWTH TRENDS
THE CURRENT BOARD AND MANAGEMENT HAVE BEEN UNRESPONSIVE REGARDING OUR IDEAS FOR VALUE CREATION
MICREL'S BOARD WILL EXCESSIVELY SPEND STOCKHOLDERS' MONEY TO KEEP ITSELF IN PLACE
OBREM BRINGS NEW IDEAS, EXPERTISE AND OBJECTIVITY TO MICREL AND WILL MAKE MANAGEMENT ACCOUNTABLE
"MORE OF THE SAME" IS NOT THE ANSWER. OUR PLATFORM
VOTE THE GOLD CARD FOR STOCKHOLDER VALUE AT MICREL.